Filed pursuant to Rule 424(b)(3)

Registration No. 333-70840

PROSPECTUS SUPPLEMENT NO. 1

(TO PROSPECTUS DATED OCTOBER 19, 2001)

2,700,000 Shares

GOODRICH PETROLEUM CORPORATION

Common Stock

This document supplements our prospectus dated October 19, 2001, relating to 10,103,727 shares of our common stock. You should read this prospectus supplement in conjunction with the accompanying prospectus, which is to be delivered by selling stockholders to prospective purchasers along with this prospectus supplement. The information in this prospectus supplement supplements the information set forth under the headings “Selling Stockholders” and “Plan of Distribution” in the prospectus.

INVESTING IN OUR COMMON STOCK INVOLVES CERTAIN RISKS. SEE “RISK FACTORS” BEGINNING ON PAGE 3 OF THE ACCOMPANYING PROSPECTUS AND IN OUR ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2002, WHICH IS INCORPORATED BY REFERENCE INTO THIS PROSPECTUS, BEGINNING ON PAGE 9.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED, OR INCORPORATED BY REFERENCE, IN THIS PROSPECTUS. NEITHER WE NOR THE SELLING STOCKHOLDERS HAVE AUTHORIZED ANYONE ELSE TO PROVIDE YOU WITH DIFFERENT INFORMATION. IF ANYONE PROVIDES YOU WITH DIFFERENT OR INCONSISTENT INFORMATION, YOU SHOULD NOT RELY ON IT. THE SELLING STOCKHOLDERS ARE OFFERING TO SELL, AND SEEKING OFFERS TO BUY SHARES OF COMMON STOCK ONLY IN JURISDICTIONS WHERE OFFERS AND SALES ARE PERMITTED. YOU SHOULD ASSUME THAT THE INFORMATION APPEARING IN THIS PROSPECTUS, AS WELL AS THE INFORMATION WE PREVIOUSLY FILED WITH THE SEC AND INCORPORATED BY REFERENCE, IS ACCURATE ONLY AS OF THE DATE OF THE DOCUMENTS CONTAINING THE INFORMATION.

The date of this prospectus supplement is May 13, 2003.

SELLING STOCKHOLDERS

The shares of common stock are being offered by the selling stockholders listed in the table below. No offer or sale under this prospectus supplement and the accompanying prospectus may be made by a stockholder unless that holder is listed in the table below, in the corresponding table in the accompanying prospectus, in a supplement to this prospectus or in an amendment to the related registration statement that has become effective.

The following table sets forth the name of each selling stockholder offering shares of common stock in this offering, the nature of any position, office, or other material relationship which the selling stockholder has had, within the past three years, with us or any of our predecessors or affiliates, the number of shares of common stock beneficially owned by such stockholder prior to the offering, the number of shares of common stock to be offered for such stockholder’s account in the offering described in this prospectus supplement, and the number of

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shares and percentage of common stock to be beneficially owned by such stockholder after completion of the offering pursuant to this prospectus supplement and the accompanying prospectus, assuming each selling stockholder sells all of the shares of common stock offered hereby.

	Number of Shares of Common Stock				Percentage of Common Stock Beneficially Owned After Offering
	Beneficially Owned Prior to the Offering	Offered	Beneficially Owned After the Offering (1)
Hambrecht & Quist Guaranty Finance, LLC	2,786,632	1,400,000	1,386,632	(2)	7.2%
Alps Investment, LLC	1,544,341	1,016,341	528,000	(3)	2.8%
Michael D. Fulton and Katheryn E. Cole	869,507	216,500	653,007	(4)	3.6%
Donald M. Campbell (5)	289,932	64,717	225,215	(6)	1.2%
Campbell Associates	2,442	2,442	0		—

Total	5,492,854	2,700,000	2,792,854	(7)	13.9%

(1)	All of the shares of common stock to be owned by each of the selling stockholders after the offering will be eligible for resale under the base prospectus accompanying this prospectus supplement.
(2)	Includes the following securities: (a) 187,276 shares of common stock, (b) warrants to purchase 1,159,978 shares of common stock and (c) 39,378 shares of common stock issuable upon conversion of 94,500 shares of Series A preferred stock.
(3)	Consists of warrants to purchase 528,000 shares of common stock.
(4)	Includes the following securities: (a) 432,996 shares of common stock and (b) warrants to purchase 220,011 shares of common stock.
(5)	Mr. Campbell resigned as a member of our board of directors in connection with the execution of the purchase agreement described in “Plan of Distribution.” He had been a member of our board of directors since November 1999.
(6)	Includes the following securities: (a) 142,927 shares of common stock, (b) warrants to purchase 66,825 shares of common stock, (c) 5,463 shares of common stock issuable upon conversion of 13,100 shares of Series A preferred stock and (d) options to purchase 10,000 shares of common stock. Does not include (x) the securities beneficially owned by Hambrecht & Quist Guaranty Finance, LLC, which securities may be deemed to be beneficially owned by Mr. Campbell because of his ownership and management of an entity that manages the investments of Hambrecht & Quist Guaranty Finance, LLC and (y) (i) 197,454 shares of common stock, (ii) warrants to purchase 65,175 shares of common stock and (iii) 3,586 shares of common stock issuable upon conversion of 8,600 shares of Series A preferred stock that are beneficially owned by the Donald M. Campbell Money Purchase Pension Plan, which securities may be deemed to be beneficially owned by Mr. Campbell.
(7)	Calculated in accordance with Rule 13d-3 of the Securities Exchange Act of 1934.

The preceding table has been prepared, in part, based upon the information furnished to us by the selling stockholders. Information concerning the selling stockholders may change from time to time and, if necessary, we will supplement the base prospectus accordingly.

PLAN OF DISTRIBUTION

The shares of common stock being offered hereby are being sold in a privately negotiated transaction pursuant to a purchase agreement entered into on May 9, 2003 among the selling stockholders, us and the purchasers thereunder. The purchase price to be paid by the purchasers under the purchase agreement is $3.00 per share of common stock. The sale is expected to occur on or before May 23, 2003. We have agreed to indemnify the selling stockholders against certain civil liabilities, including liabilities under the Securities Act of 1933, as amended.

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